Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pennsylvania Real Estate Investment Trust:

We consent to the use of our reports dated March 15, 2010, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements and financial statement schedule makes reference to the Company changing its method of accounting for noncontrolling interests and exchangeable senior notes due to the adoption of FASB Accounting Standard 160 Noncontrolling Interests in Consolidated Financial Statements and FASB Staff Position 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), respectively, (included in FASB ASC Topics 805 Business Combinations and 470 Debt, respectively) as of January 1, 2009.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 10, 2010